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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                             (Amendment No. 7 )*

                           NOBLE AFFILIATES, INC.
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                                (Name of Issuer)

                 COMMON STOCK, PAR VALUE $3.33 1/3 PER SHARE
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                         (Title of Class of Securities)

                                 654894 10 4
                            --------------------
                               (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 654894 10 4                     13G

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1    NAMES OF REPORTING PERSONS

     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          THE SAMUEL ROBERTS NOBLE FOUNDATION, INC.
                73-0606209
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (SEE INSTRUCTIONS)(a) [ ]
                                                                         (b) [ ]

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3    SEC USE ONLY



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4    CITIZENSHIP OR PLACE OF ORGANIZATION

          OKLAHOMA
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                              5     SOLE VOTING POWER

          NUMBER OF
                                         4,608,633
           SHARES              -------------------------------------------------
                              6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                       -0-
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING
                                         4,608,633
           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH

                                         -0-
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9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4,608,633
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10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* (SEE
      INSTRUCTIONS)


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11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


            8.1%
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12    TYPE OF REPORTING PERSON*  (SEE INSTRUCTIONS)



            CO
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                     *SEE INSTRUCTION BEFORE FILLING OUT!



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THIS AMENDMENT NO. 7 TO SCHEDULE 13G amends Item 4 by adding thereto one new paragraph as follows:


Item 4.  Ownership

         During 1997, the Foundation sold an aggregate of 950,000 shares of Common Stock of the Company. As of December 31, 1997, the Foundation beneficially owned 4,608,633 shares of the Common Stock, representing 8.1% of the shares of such class outstanding as of December 31, 1997, according to the Company's records. The Foundation has sole power to vote or to direct the vote and the sole power to dispose or to direct the disposition of all the 4,608,633 shares of Common Stock.

                                   Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       THE SAMUEL ROBERTS NOBLE FOUNDATION, INC.


                                       By: /s/ Michael A. Cawley
                                           -------------------------------------
                                           Michael A. Cawley,
                                           President and Chief Executive Officer

Dated: February 10, 1998





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